SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): December 5, 2011

PFSweb, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28275	75-2837058
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

500 NORTH CENTRAL EXPRESSWAY

PLANO, TX 75074

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(972) 881-2900

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE )

N/A

(FORMER NAME OR ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 1.01. Entry in to a Material Definitive Agreement

Effective as of December 5, 2011, the Company entered into a ten year lease for approximately 78,000 square feet of space in the Renaissance Tower office building in downtown Dallas, TX. Under the terms of the lease with Binyan Realty, L.P., the Company is obligated to pay minimum annual base rent of approximately $1.0 million per year, subject to bi-annual increases, as well as common area charges. The lease contains various options for expansion, contraction, renewal and termination. The Company currently intends to use such space as its primary Dallas, TX area call center location.

Effective as of December 8, 2011, the Company entered into a ten year lease for approximately 75,000 square feet of space at 505 Millennium Drive in Allen, Texas. Under the terms of the lease with CCI-Millennium, L.P., the Company has the right to lease the remainder of the Building, comprising approximately 22,500 square feet of space, in the first three years of the lease term, and the Company must take possession of all such space and lease the entire building within such three year period. The Company is obligated to pay minimum annual base rent of approximately $1.3 million per year, subject to increases for the expansion space, and further subject to increases and decreases throughout the term, as well as common area charges. The lease contains various options for renewal and termination. The Company currently intends to use such space as its headquarters facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PFSweb, Inc.

Dated: December 8, 2011	By:	/s/ Thomas J. Madden
Thomas J. Madden
Executive Vice President, Chief Financial and Accounting Officer